Exhibit 10.2

CONSULTING AGREEMENT

    This Consulting Agreement (“Agreement”) is made by and between American Homes 4 Rent, L.P. (“Company”) and John Corrigan (“Consultant”). Company and Consultant may be referred to individually as a “Party” and collectively as the “Parties.”

    WHEREAS, Consultant is a former executive officer of Company, and the services of Consultant and his knowledge of the affairs of Company are of great value to Company; and

    WHEREAS, Company desires to engage Consultant to perform the services described in this Agreement, and Consultant is willing to provide such services on the terms set forth below.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1. Services. During the Term, Consultant shall provide consulting and advisory services with respect to strategic issues concerning Company’s business (collectively, the “Services”), as reasonably requested by Company’s Chief Executive Officer from time to time. During the Term, Consultant is required, at the request of Company, to put forth reasonable efforts to faithfully perform the Services on a part-time basis and on a schedule mutually agreeable to Company and Consultant. Consultant shall perform the Services at a location of Consultant’s choice.

2. Term. This Agreement will be effective on June 1, 2022 and will continue in effect until December 31, 2022 (the “Term”), unless otherwise terminated in accordance with the provisions of Section 9 of this Agreement. After the Term, the Parties may extend the term of this Agreement as they so agree; however, the Parties are not obligated to extend this Agreement beyond the Term.

3. Consulting Fee. Consultant shall be paid a fee for the Services at the rate of Twenty Five Thousand Three Hundred Eighty Four Dollars and Sixty Two Cents ($25,384.62) for each full two-week period during the term. Payments shall commence on June 10, 2022, with the first and last payments being prorated.
4. Expenses. During the Term, Company shall reimburse Consultant for all reasonable out-of-pocket business expenses (approved in advance by Company) incurred by Consultant in the course of performing the Services. Such reimbursement shall be consistent with Company’s policies in effect from time to time, and made known to Consultant, with respect to travel and other business expenses, including without limitation Company’s reasonable requirements with respect to reporting and documentation of such expenses.
5. No Employee Benefits, Trustee Cash Retainer Fees or Equity Awards. As an independent contractor, Consultant shall not be eligible for, or entitled to, and shall not participate in, any of Company’s health, disability, life insurance, 401(k), employee stock purchase plan, or other benefits programs as an employee. Because Consultant is an independent contractor and is not an employee of Company, Company will not obtain workers’ compensation insurance for Consultant. Company and Consultant further agree that, during the Term of this Agreement, Consultant shall not receive Trustee compensation in the form of cash retainer fees or equity awards for service as a Trustee of the Company. Notwithstanding the foregoing, nothing in this Agreement prohibits Consultant from receiving health, dental and vision benefits to which he may be entitled in his capacity as a Trustee of the Company pursuant to any such resolution that has been or is adopted by the Board of Trustees.
6. Independent Contractor Status. Consultant is an independent contractor, not an employee of Company. Consultant and Company agree to the following which are consistent with an independent contractor relationship:
a.    Consultant has the right to perform services for others during the Term, provided that Consultant’s services performed for others do not violate any of Consultant’s other obligations to the Company.
b.    Consultant has control and discretion over the means and manner by which the Services will be performed and the result. While Company is entitled to provide Consultant with general guidance to assist Consultant in completing the Services to Company’s satisfaction, Consultant is responsible for directing and controlling the performance of the Services in accordance with the terms and conditions of this Agreement.
c.    Except with respect to any applicable deadlines and schedules for completion of the Services, Consultant is not bound to, and is in control over, the schedule and time during which the Services are performed.
d.    Consultant is not an employee of Company and, therefore, in performance of the Services, Consultant waives any and all claims to benefits otherwise provided to employees of Company, including, but not limited to: medical, dental, or other personal insurance; equity awards; retirement benefits; unemployment benefits; and liability or worker’s compensation insurance.
e.    Consultant’s activities performed under this Agreement may be regulated by federal, state, and local laws and regulations, and Consultant agrees to perform Services in conformity with all applicable statutes, regulations, and ordinances.
f.    Consultant agrees to promptly return to Company upon request any property, data, and documents of Company. Consultant additionally agrees to comply with all reasonable requests to take action to ensure that Company’s data and/or documents have been returned and no copies, electronic or otherwise, remain accessible by Consultant.

7. Payment of Taxes. Consultant acknowledges and agrees that Consultant shall be responsible for filing all tax returns, tax declarations and tax schedules, and the payment of all taxes required or due with respect to any and all compensation derived from Services performed. Except as otherwise required by law, Company shall not withhold any sums from payments made to Consultant for social security or other federal, state, or local tax liabilities or contributions, and all withholdings, liabilities, and contributions shall be solely Consultant’s responsibility. Consultant shall indemnify Company for any amounts that Company is required to pay as a result of the failure to pay any such taxes, together with any interest, penalties, and related expenses thereto.

8. Indemnification. During the Term, the Company agrees to indemnify Consultant to the same extent that it otherwise indemnifies him with respect to his employment which separated on May 31, 2022. Nothing in this Agreement derogates any of the Company’s existing indemnification obligations to Consultant under any other agreement, including but not limited to the Indemnification Agreement dated November 21, 2012.

9. Termination. This Agreement shall terminate automatically on the occurrence of any of the following events: (a) expiration of the Term (unless otherwise extended as provided in paragraph 2); (b) bankruptcy or insolvency of either Party; (c) mutual written agreement of the Parties; or, (d) death or disability of Consultant. In the event of termination, Consultant shall, upon request, perform such work as may be requested to transfer work in process to Company or to a party designated by Company.

10. Non-Disclosure.

a.Consultant understands that, in connection with performing the Services, Consultant may receive, produce, or otherwise be exposed to Company’s trade secrets, business, proprietary and/or technical information, including, without limitation, information concerning customer lists, customer support strategies, employees, research and development, business plans or strategies, financial information (including sales, costs, profits, and pricing methods), manufacturing, marketing, proprietary software, hardware, firmware, and related documentation, inventions (whether patentable or not), know-how, show-how, and other information considered to be confidential by Company, and all derivatives, improvements and enhancements to any of the above (including those derivatives, improvements and enhancements that were created or developed by Consultant under this Agreement), in addition to all information Company receives from others under an obligation of confidentiality (individually and collectively “Confidential Information”).

b.Consultant acknowledges that the Confidential Information is Company’s sole, exclusive and extremely valuable property. Accordingly, Consultant agrees to segregate all Confidential Information from information of other companies and third parties and agrees not to reproduce any Confidential Information without Company’s prior written consent, not to use the Confidential Information except in the performance of the Services, and not to divulge all or any part of the Confidential Information in any form to any third party, either during or after the Term, except to Company’s employees and Consultant’s employees (if any) who need to know such Confidential Information in order to perform the Services. Upon termination or expiration of this Agreement for any reason, Consultant agrees to cease using and to return to Company all whole and partial copies and derivatives of the Confidential Information, whether in Consultant’s possession or under Consultant’s direct or indirect control, including any computer access codes, and to arrange for the return of such materials.

c.Consultant shall not disclose or otherwise make available to Company in any manner any confidential and proprietary information received by Consultant from third parties. Consultant warrants that his performance of all the terms of this Agreement does not and will not breach any agreement entered into by Consultant with any other party, and Consultant agrees not to enter into any agreement, oral or written, in conflict herewith. In addition, Consultant recognizes that Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use such information only for certain limited purposes. Consultant agrees that Consultant owes Company and such third parties, during the Term and thereafter, regardless of the reason for the termination of the relationship, a duty to hold all such confidential or proprietary information in the strictest of confidence and not to disclose such information to any person, firm or corporation (except as necessary in carrying out Consultant’s work for Company consistent with the Company’s agreement with such third party) or to use such information for the benefit of anyone other than for Company or such third party (consistent with Company’s agreement with such third party).

d.Consultant also agrees that, during his consultancy with Company, he shall not make, use or permit to be used any Company Property other than for the benefit of Company. The term “Company Property” shall include all notes, memoranda, reports, lists, records, drawings, sketches, designs, specifications, software programs, software code, data, computers, cellular telephones, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of Company or concerning any of its dealings or affairs and any other Company property in its possession, custody or control. Consultant further agrees that he shall not, after the termination of his consultancy, use or permit others to use any such Company Property. Consultant acknowledges and agrees that all Company Property shall be and remain the sole and exclusive property of Company. Immediately upon the termination of this Agreement, or at any earlier time as requested by Company, Consultant shall deliver all Company Property in his possession, and all copies thereof, to Company.

11. Ownership of Work Product. Company has sole ownership of all rights to any work product generated by Consultant while performing services under this Agreement. Company may modify any work product prepared by Consultant.

12. Mutual Agreement to Arbitrate Disputes.

a.The Federal Arbitration Act (9 U.S.C. § 1 et seq.) governs this arbitration provision, which evidences a transaction involving commerce. Company and Consultant agree that this agreement to arbitrate applies to any past, present or future legal controversy, claim, dispute or disagreement (a “Dispute”) between the Parties (and/or any of its affiliates, owners, shareholders, directors, members, officers, employees, volunteers or agents) relating to or arising out of this Agreement and/or Consultant’s provision of Services.

b.A Dispute between the Parties may only be resolved by binding arbitration before a single arbitrator in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”), which may be found at www.adr.org. The arbitration proceeding shall take place in Clark County, Nevada. The arbitrator shall apply, as applicable, federal or Nevada substantive law and law of remedies. The remedial authority of the arbitrator shall be no greater than that which is available under the statutory or common law theory asserted. The demand for arbitration will be filed in writing with the other Party and with the AAA. The arbitrator may award to a Party any remedy to which that party is entitled under applicable law (including, but not limited to, legal, equitable and injunctive relief), but such remedies are limited to those that would be available to a Party in his or its individual capacity in a court of law for the disputes presented to and decided by the arbitrator. The arbitrator is without jurisdiction to apply any different substantive law. The award rendered by the arbitrator will be in writing and will state the factual and legal bases for the decision and will be final. Judgment may be entered upon the award in accordance with applicable law in any court having jurisdiction. Fees and costs of the arbitrator and AAA will be the responsibility of the Parties in accordance with the AAA Rules. Each Party will pay for his or its own costs and attorneys’ fees, if any, but if any Party prevails on a claim which affords the prevailing party’s attorneys’ fees, the arbitrator may award reasonable fees to the prevailing party as provided by law. Excluded from this agreement to arbitrate are claims that an applicable federal statute states cannot be arbitrated. Either Company or Consultant may bring an action in any court of competent jurisdiction, if necessary, to compel arbitration under this provision, to obtain preliminary relief in support of claims to be adjudicated by arbitration, or to enforce an arbitration award.

c.This agreement to arbitrate will survive the termination of the contractor relationship. If any provision of this agreement to arbitrate is adjudged to be void, voidable or otherwise unenforceable, in whole or in part, that provision will, without affecting the validity of the remainder of the arbitration provision, be: (i) modified to the extent necessary to render the term or provision enforceable preserving to the fullest extent possible the intent and agreements herein, or (ii) to the extent such modification is not permissible, severed from this Agreement. All remaining provisions will remain in full force and effect. Notwithstanding any contrary language, this arbitration provision may not be modified or terminated absent a writing signed (electronically or otherwise) by both parties.

Consultant affirmatively agrees to the terms of this arbitration provision /s/ J.C. (Consultant Initials)

13. Miscellaneous Provisions.

a.Company shall have the right to assign this Agreement without Consultant’s authorization, and this Agreement shall inure to the benefit of and be enforceable by said successors or assigns. Consultant may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Company, and this Agreement shall be binding upon Consultant’s heirs, executors, administrators and legal representatives.

b.This Agreement is entered into in Clark County, Nevada, and will be construed and interpreted according to the law of the State of Nevada.

c.Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Should any provision of this Agreement be held invalid, void or unenforceable by an arbitrator or a court of competent jurisdiction, such adjudication shall in no way affect the validity or enforcement of the remainder of this Agreement, and the provision affected shall be curtailed only to the extent necessary to bring the Agreement within the applicable requirements of the law.

d.This Agreement constitutes the entire agreement between the Parties with respect to the matters addressed herein and may be modified only by a written amendment signed by the Parties. All other negotiations and agreements (written or oral) between the Parties are superseded by this Agreement and there are no representations, warranties, understandings or agreements other than those expressly set forth herein. The language of all parts of this Agreement will in all cases be construed as a whole in accordance with its fair meaning and not strictly for or against either party hereto.

    The Parties have executed this Agreement on the date set forth below:

CONSULTANT	COMPANY
Signed: JOHN CORRIGAN	Signed: SARA VOGT-LOWELL
/s/ John Corrigan	/s/ Sara Vogt-Lowell
Chief Legal Officer
Date: June 2, 2022	Date: June 2, 2022

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